Exhibit 21.1

Subsidiaries of PBF Holding Company LLC

Name	Jurisdiction of Incorporation or Organization:
PBF Services Company LLC	Delaware

PBF Investments LLC	Delaware

Delaware City Refining Company LLC	Delaware

PBF Power Marketing LLC	Delaware

Paulsboro Natural Gas Pipeline Company LLC	Delaware

Paulsboro Refining Company LLC	Delaware

Toledo Refining Company LLC	Delaware

PBF Finance Corporation	Delaware

PBF Rail Logistics Company LLC	Delaware

PBF Transportation Company LLC	Delaware

PBF International Inc.	Delaware

PBF Energy Limited	British Columbia

PBF Energy Western Region LLC	Delaware

Torrance Logistics Company LLC	Delaware

Torrance Refining Company LLC	Delaware

Torrance Pipeline Company LLC	Delaware

Torrance Basin Pipeline Company LLC	Delaware

TVP Holding Company LLC	Delaware

Chalmette Refining, L.L.C.	Delaware

MOEM Pipeline LLC	Delaware

Collins Pipeline Company	Delaware

T&M Terminal Company	Delaware